EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 1, 2006

among

CVS CORPORATION,

CAREMARK RX, INC.,

and

TWAIN MERGERSUB CORP.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

Section 11.10. Counterparts; Effectiveness	72
Section 11.11. Entire Agreement	72
Section 11.12. Severability	72
Section 11.13. Specific Performance	73

TABLE OF EXHIBITS

CVS Charter Amendment	–	Exhibit A
New CVS Bylaws	–	Exhibit B
Tax Representation Letter of Caremark	–	Exhibit C
Tax Representation Letter of CVS	–	Exhibit D

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this “Agreement”) dated as of November 1, 2006 among Caremark Rx, Inc., a Delaware corporation (“Caremark”), CVS Corporation, a Delaware corporation (“CVS”) and Twain MergerSub Corp., a Delaware corporation and a wholly owned subsidiary of CVS (“MergerSub”).

WHEREAS, the Board of Directors of each of CVS and Caremark has determined that a business combination between CVS and Caremark is fair to and in the best interests of their respective companies and stockholders and presents a unique opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly has agreed to effect a business combination upon the terms and subject to the conditions set forth in this Agreement and has approved this Agreement and declared this Agreement and the Merger advisable;

WHEREAS, the combination of CVS and Caremark shall be effected by the terms of this Agreement through the Merger;

WHEREAS, in furtherance of the foregoing, the Board of Directors of each of CVS, Caremark, and MergerSub has approved this Agreement and the Merger, upon the terms and subject to the conditions of this Agreement, pursuant to which each share of capital stock of Caremark issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of capital stock of CVS as set forth herein;

WHEREAS, CVS, in its capacity as sole stockholder of MergerSub, has agreed to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of Delaware Law as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement;

WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and that this agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

ACCORDINGLY, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, in respect of either Caremark or CVS, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of that Person and its Subsidiaries or over 20% of any class of equity or voting securities of that Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of that Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of that Person.

“Adverse Recommendation Change” means either of the following, as the context may indicate, (a) either (i) any failure by the Board of Directors of CVS to make, or any withdrawal or modification in a manner adverse to Caremark of, the CVS Board Recommendation or (ii) any recommendation by CVS’s Board of Directors of an Acquisition Proposal or (b) either (i) any failure by the Board of Directors of Caremark to make, or any withdrawal or modification in a manner adverse to CVS of, the Caremark Board Recommendation or (ii) any recommendation by Caremark’s Board of Directors of an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person.

“Applicable Law” means, with respect to any Person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to that Person.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Caremark Balance Sheet” means the consolidated balance sheet of Caremark as of June 30, 2006 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by Caremark with the SEC.

“Caremark Balance Sheet Date” means June 30, 2006.

“Caremark Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Caremark to CVS.

“Caremark Stock” means the common stock, $0.001 par value, of Caremark.

“Caremark Subsidiary” means a Subsidiary of Caremark.

“Caremark 10-K” means Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“CVS Balance Sheet” means the consolidated balance sheet of CVS as of July 1, 2006 and the footnotes thereto set forth in the most recent Quarterly Report on Form 10-Q filed by CVS with the SEC.

“CVS Balance Sheet Date” means July 1, 2006.

“CVS Charter Amendment” means the amendment of CVS’s certificate of incorporation to read as set forth in Exhibit A to this Agreement, which amendment shall become effective at the Effective Time, subject to the terms and conditions set forth in this Agreement.

“CVS Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by CVS to Caremark.

“CVS Share Issuance” means the issuance of shares of CVS Stock to holders of Caremark Stock as a result of the Merger pursuant to the terms and subject to the conditions of this Agreement.

“CVS Stock” means the common stock, $0.01 par value, of CVS.

“CVS Subsidiary” means a Subsidiary of CVS.

“CVS 10-K” means CVS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

“Closing Date” means the date of the Closing.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating to (i) the effect of the environment on human health and safety, (ii) protection of the environment or (iii) to contaminants, pollutants, waste or hazardous substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of CVS or Caremark, as the case may be, or any of its respective Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court, administrative or regulatory agency, commission or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“knowledge” means (i) in respect of CVS, the actual knowledge of the persons listed in Section 1.01 of the CVS Disclosure Schedule and (ii) in respect of Caremark, the actual knowledge of persons listed in Section 1.01 of the Caremark Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds, subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except any such effect to the extent resulting from or arising in connection with (i) any change in the market price of the common stock of that Person after the date of this Agreement (provided that this clause (i) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which that Person or any of its Subsidiaries participate, (iii) changes generally affecting United States or global economic conditions or financial markets, (iv) changes resulting from a change in GAAP, (v) changes resulting from any act of war or terrorism (or any escalation thereof) or (vi) changes, facts, circumstances or conditions that can be shown to have been proximately caused by the announcement or existence of this Agreement or any transaction contemplated hereby; provided that no exception enumerated in any of the immediately preceding clauses (ii)-(v) shall apply to the extent any such effect, change, circumstance, event, fact or development has a materially disproportionate effect on that Person and its Subsidiaries, taken as a whole, relative to other comparable companies in the industry in which that Person operates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than CVS or any of its Affiliates (in respect of Caremark) or Caremark or any of its Affiliates (in respect of CVS).

(b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section

368 Reorganization	4.20
Agreement	Preamble
Caremark	Preamble
Caremark Board Recommendation	4.02(b)
Caremark Directors	8.15(f)
Caremark Employee Plans	4.18(a)
Caremark Payment Event	11.04(b)
Caremark Recommendation	8.04(a)
Caremark SEC Documents	4.07(a)
Caremark Securities	4.05(b)

Term	Section
Caremark Stock Option	2.06(a)
Caremark Stockholder Approval	4.02(a)
Caremark Stockholder Meeting	8.04(a)
Caremark Subsidiary Securities	4.06(b)
Certificate of Merger	2.02
Certificates	2.05
Closing	2.03
Code	Preamble
Conditional Merger Agreement	8.07(g)
Covered Employees	8.07(b)
CVS	Preamble
CVS Board Recommendation	5.02(b)
CVS Directors	8.15(f)
CVS Employee Plans	5.18(a)
CVS Payment Event	11.04(c)
CVS Recommendation	8.04(b)
CVS SEC Documents	5.07(a)
CVS Securities	5.05(b)
CVS Stockholder Approval	5.02(a)
CVS Stockholder Meeting	8.04(b)
CVS Subsidiary Securities	5.06(b)
Designated Officer	4.10
Effective Time	2.02
End Date	10.01(b)
Exchange Agent	2.05
Exchange Ratio	2.04(a)
Healthcare Information Laws	4.13(d)
Healthcare Regulatory Approvals	4.03
Indemnified Person	8.05(a)
internal controls	4.07(f)
Joint Proxy Statement	4.09
Merger	2.01(a)
Merger Communication	8.03(b)
Merger Consideration	2.04(a)
MergerSub	Preamble
MEWA	4.18(c)
Multiemployer Plan	4.18(c)
New Benefit Plan(s)	8.18
New CVS Bylaws	8.15(a)
No-Shop Party	8.07(a)
NYSE	2.07
party	Preamble
Permits	4.13(a)
Registration Statement	4.09
Regulatory Material Adverse Effect	8.01(a)

Term	Section
Superior Proposal	8.07(f)
Surviving Corporation	2.01(a)
Tax	4.17(g)
Tax Return	4.17(g)
Tax Sharing Agreements	4.17(g)
Taxing Authority	4.17(g)
Uncertificated Shares	2.05

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “but not limited to”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the CVS Disclosure Schedule, the Caremark Disclosure Schedule or any other schedule to this Agreement, all such amendments, modifications or supplements must also be listed in the appropriate schedule (subject in all cases to the terms of Section 11.05). Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated at that time under that statute. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, MergerSub shall be merged (the “Merger”) with and into Caremark in accordance with Delaware

Law, at which time the separate existence of MergerSub shall cease, and Caremark shall be the surviving corporation (the “Surviving Corporation”), and shall be a wholly owned, direct subsidiary of CVS.

(b) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Caremark and MergerSub, all as provided under Delaware Law.

Section 2.02. Effective Time. As soon as practicable after satisfaction or, to the extent permitted under this Agreement, waiver of all conditions to the Merger set forth in Article 9 (excluding conditions that, by their nature, cannot be satisfied until the Closing), the parties shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as is required by and executed and completed in accordance with the relevant provisions of Delaware Law and make all other filings or recordings required by Delaware Law to effect the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as CVS and Caremark mutually agree and specify in the Certificate of Merger).

Section 2.03. Closing. Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than five Business Days, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing), or such other time and date that the parties agree to in writing. The Closing shall be held at the offices of Davis Polk & Wardwell unless another place is agreed to in writing by the parties hereto.

Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof;

(a) except as otherwise provided in Section 2.04(b), each share of Caremark Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive 1.670 (the “Exchange Ratio”) shares of CVS Stock (together with the cash in lieu of fractional shares of CVS Stock as specified below, the “Merger Consideration”);

(b) each share of Caremark Stock held by Caremark as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereof in accordance with this Article 2 and

(c) each share of common stock, par value $.001 per share, of MergerSub outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.05. Surrender and Payment. (a) Prior to the Effective Time, CVS and Caremark shall appoint a mutually acceptable agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Caremark Stock (the “Certificates”) or (ii) uncertificated shares of Caremark Stock (the “Uncertificated Shares”). CVS shall (x) deposit with the Exchange Agent, to be held in trust for the holders of Caremark Stock, certificates (if such shares shall be certificated) representing shares of CVS Stock issuable pursuant to Section 2.04 in exchange for outstanding shares of Caremark Stock and (y) make available to the Exchange Agent, as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.07 and any dividends or other distributions pursuant to Section 2.05(f), in each case, to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, CVS shall send, or shall cause the Exchange Agent to send, to each holder of shares of Caremark Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Caremark Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that such holder has a right to receive pursuant to Section 2.04. The shares of CVS Stock constituting part of such Merger Consideration, at CVS’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Caremark Stock or is otherwise required under Applicable Law. As a result of the Merger, at the Effective Time, all shares of Caremark Stock shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof and any dividends or other distributions payable in respect thereof in accordance with Section 2.05(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At the Effective Time, there shall be no further registration of transfers of shares of Caremark Stock that were outstanding prior to the Merger.

If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable in respect thereof provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by the holders of shares of Caremark Stock six months after the Effective Time shall be returned to CVS, upon demand, and any such holder who has not exchanged shares of Caremark Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to CVS for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, CVS shall not be liable to any holder of shares of Caremark Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Caremark Stock six years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of CVS, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of CVS constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of CVS have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.06. Stock Options. (a) The terms of each outstanding option to purchase shares of Caremark Stock under any employee stock option or compensation plan or arrangement of Caremark (a “Caremark Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Caremark Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Caremark Stock Option, the same number of whole shares of CVS Stock as the holder of such Caremark Stock Option would have been entitled to receive pursuant to the

Merger had such holder exercised such Caremark Stock Option in full immediately prior to the Effective Time, at a price per share of CVS Stock equal to (i) the aggregate exercise price for the shares of Caremark Stock otherwise purchasable pursuant to such Caremark Stock Option divided by (ii) the aggregate number of whole shares of CVS Stock deemed purchasable pursuant to such so adjusted Caremark Stock Option rounded up to the nearest whole cent; provided that the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 409A of the Code and for any Caremark Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to each such so adjusted option and the terms and conditions of exercise of each such so adjusted option shall be determined in order to comply with Section 424 of the Code.

(b) Prior to the Effective Time, Caremark shall (i) use all commercially reasonable efforts to obtain any consents from holders of options to purchase shares of Caremark Stock granted under Caremark’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the adjustments contemplated by this Section 2.06.

(c) CVS shall take such actions as are necessary for the assumption of Caremark Stock Options pursuant to this Section 2.06, including the reservation, issuance and listing of CVS Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. CVS shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of CVS Stock subject to Caremark Stock Options and shares issuable to directors of Caremark under the Caremark Non- Employee Director Deferred Compensation Plan and shares held in the trusts set forth in clauses (a)(3)-(5) of Section 4.05 of the Caremark Disclosure Schedule and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Caremark Stock Options and shares issuable to directors of Caremark under the Caremark Non-Employee Director Deferred Compensation Plan (and to maintain the current status of the prospectus contained therein) for so long as such Caremark Stock Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, CVS shall use all commercially reasonable efforts to administer Caremark Stock Options assumed pursuant to this Section 2.06 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such Caremark Stock Options complied with such rule prior to the Merger.

Section 2.07. Fractional Shares. No certificates, scrip or shares of CVS Stock representing fractional shares of CVS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights as a stockholder of CVS by virtue of such fractional share interests. All fractional shares of CVS Stock that a holder of shares of Caremark Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of CVS Stock on the New York Stock Exchange (the “NYSE”) on the first trading day immediately following the Effective Time by the fraction of a share of CVS Stock to which such holder would otherwise have been entitled. CVS shall deposit with the Exchange Agent the funds required to make the cash payments required by this Section 2.07 when and as needed.

Section 2.08. Withholding Rights. CVS and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If CVS or the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which CVS or the Surviving Corporation made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, delivery by such Person of an agreement in form reasonably satisfactory to the Surviving Corporation or, as the Surviving Corporation may reasonably deem necessary, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Caremark Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of CVS or Caremark shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any amounts payable pursuant to Section 2.05(f) or Section 2.07 of this Agreement shall be appropriately adjusted.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Caremark shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws of the Surviving Corporation. The bylaws of Caremark shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the directors of MergerSub and the officers of Caremark, in each case, at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CAREMARK

Subject in all respects to Section 11.05, except as set forth in the Caremark Disclosure Schedule or as disclosed in the Caremark SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, Caremark represents and warrants that:

Section 4.01. Corporate Existence and Power. Caremark is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Caremark. Caremark is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark. Caremark has heretofore made available to CVS true and complete copies of the certificate of incorporation and bylaws of Caremark as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by Caremark of this Agreement and the consummation by Caremark of the transactions contemplated hereby are within the corporate powers of Caremark and, except for the required approval of Caremark’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Caremark. The affirmative vote of the holders of a majority of the outstanding shares of the Caremark Stock voting to adopt this Agreement (the “Caremark Stockholder Approval”) is the only vote of the holders of any of Caremark’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of Caremark, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, Caremark’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Caremark’s stockholders, and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 8.07) to recommend Caremark’s stockholders grant the Caremark Stockholder Approval (such recommendation, the “Caremark Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by Caremark of this Agreement and the consummation by Caremark of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Caremark is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) any required state “blue sky” notices or filings, (v) actions required by applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, federal and state insurance and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services, pharmacy benefit management services, durable medical equipment, insurance and risk sharing arrangements and products and services, third-party administrator and liquor authorities approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”) and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark or materially to impair the ability of Caremark to consummate the transactions contemplated by this Agreement.

Section 4.04. Non-contravention. The execution, delivery and performance by Caremark of this Agreement and the consummation by Caremark of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Caremark, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, contravene, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Caremark or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Caremark or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Caremark and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Caremark or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on Caremark or materially to impair the ability of Caremark to consummate the transactions contemplated by this Agreement.

Section 4.05. Capitalization. (a) The authorized capital stock of Caremark consists of (i) 700,000,000 shares of common stock, par value $.001 per share, (ii) 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share and (iii) 9,500,000 shares of other Preferred Stock, par value $.001 per share. As of October 30, 2006, there were outstanding 426,457,837 shares of common stock, no shares of Series C Junior Participating Preferred Stock outstanding and no shares of other shares of Preferred Stock outstanding and employee stock options to purchase an aggregate of 20,096,505 shares of Caremark Stock (of which options to purchase an aggregate of 8,531,790 shares of Caremark Stock were exercisable). There are no securities convertible into or exchangeable for capital stock or other voting securities of Caremark outstanding and any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Caremark. All outstanding shares of capital stock of Caremark have been, and all shares that may be issued pursuant to any equity compensation plan of Caremark will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Caremark Subsidiary or Affiliate owns any shares of capital stock of Caremark or any Caremark Securities. For each officer of Caremark subject to Section 16 of the 1934 Act, Section 4.05 of the Caremark Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding employee stock option to purchase shares of Caremark Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Caremark Stock subject thereto.

(b) Except as set forth in this Section 4.05 and for changes since October 30, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Caremark, (ii) securities of Caremark convertible into or exchangeable for shares of capital stock or voting securities of Caremark or (iii) options or other rights to acquire from Caremark, or other obligation of Caremark to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Caremark (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Caremark Securities”). There are no outstanding obligations of Caremark or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Caremark Securities.

Section 4.06. Subsidiaries. (a) Each Caremark Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark. Each such Caremark Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark. All Significant Subsidiaries (as defined in Regulation S-X of the Exchange Act) of Caremark and their respective jurisdictions of incorporation are identified in Caremark 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Caremark Subsidiary is owned by Caremark, directly or indirectly, free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Caremark or any of the Caremark Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Caremark Subsidiary or (ii) options or other rights to acquire from Caremark or any of the Caremark Subsidiaries, or other obligations of Caremark or any of the Caremark Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Caremark (the items in clauses (i) and (ii) being referred to collectively as the “Caremark Subsidiary Securities”). There are no outstanding obligations of Caremark or any of the Caremark Subsidiaries to repurchase, redeem or otherwise acquire any Caremark Subsidiary Securities.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) Caremark has made available to CVS (i) Caremark’s annual reports on Form 10-K for its fiscal years ended December 31, 2005 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Caremark held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Caremark SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof.

(b) As of its filing date (and as of the date of any amendment), each Caremark SEC Document complied, and each such Caremark SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Caremark SEC Document filed pursuant to the 1934 Act did not, and each such Caremark SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Caremark SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Caremark has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Caremark, including its consolidated Subsidiaries, is made known to Caremark’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

(f) Since January 1, 2005, Caremark and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15(d)-15(f) under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of Caremark’s financial reporting and the preparation of Caremark financial statements for external purposes in accordance with GAAP. Caremark has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Caremark’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect Caremark’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) There are no outstanding loans or other extensions of credit made by Caremark or any of the Caremark Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Caremark. Caremark has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Caremark included in the Caremark SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of Caremark and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the periods indicated.

Section 4.09. Information Supplied. The information supplied by Caremark for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of CVS Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Caremark for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Caremark stockholders and CVS stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Caremark and CVS, at the time of the Caremark Stockholder Approval or at the time of the CVS Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by CVS or any of its representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Caremark Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

(b) Since the Caremark Balance Sheet Date through the date of this Agreement, the business of Caremark and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

(i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Caremark or its Subsidiaries;

(ii) any splitting, combination or reclassification of any shares of capital stock of Caremark or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Caremark Securities or any Caremark Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (B) regular quarterly cash dividends with customary record and payment dates on the shares of Caremark Stock not in excess of $0.10 per share per quarter, (C) any such transaction solely by a Caremark Subsidiary or between Caremark Subsidiaries and (D) share repurchases completed in accordance with the Caremark Share Repurchase Program, which program has been approved by Caremark’s Board of Directors on or prior to the date hereof;

(iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Caremark Securities or Caremark Subsidiary Securities, other than the issuance of (1) any shares of Caremark Stock upon the exercise of Caremark Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any Caremark Subsidiary Securities to Caremark or any Caremark Subsidiary, (3) Caremark Securities to satisfy existing contractual obligations under the existing Caremark compensation and benefit plans, copies of which have been made available to CVS prior to the date hereof, (4) shares of Caremark Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement, and (5) Caremark Securities to officers, directors and employees in the ordinary course consistent with past practice, or (B) any amendment of any term of any Caremark Security or any Caremark Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by Caremark or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of Caremark and its Subsidiaries in a manner that is consistent with past practices, (B) other acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate, (C) reasonable capital expenditures in connection with the business of Caremark in the ordinary course consistent with past practices and (D) such transactions between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

(v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of Caremark or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of Caremark and its Subsidiaries in a manner that is consistent with past practices or between any Caremark Subsidiaries, (B) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate and (C) such transactions between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

(vi) the making by Caremark or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

(vii) the creation, incurrence, assumption or sufferance to exist by Caremark or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, (B) borrowings under existing lines of credit or (C) between Caremark and any of its Subsidiaries or between any Subsidiaries of Caremark;

(viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Caremark or any of its Subsidiaries or any successor thereto or that would be reasonably likely to, after the Effective Time, limit or restrict in any material respect Caremark, any of its Subsidiaries, the Surviving Corporation or, CVS, from engaging or competing in any material line of business in which such Person engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(ix) (A) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director or individual with a title of senior vice president or higher (“Designated Officer”) of Caremark or any of its Subsidiaries, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director or Designated Officer of Caremark or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of Caremark or any of its Subsidiaries or (E) any increase in cash or equity-based compensation, bonus or other benefits payable to any director or Designated Officer of Caremark or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

(x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Caremark or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the Caremark Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) any material change in Caremark’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(xii) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby; or

(xiii) any material method of Tax accounting adopted or changed, other than any such method adopted or changed pursuant to a request made to the applicable taxing authority.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Caremark or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Caremark Balance Sheet or in the notes thereto or in the Caremark SEC Documents filed prior to the date hereof;

(b) liabilities or obligations incurred in the ordinary course consistent with past practices since the Caremark Balance Sheet Date; and

(c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark.

Section 4.12. Compliance with Laws and Court Orders. Caremark and each of its Subsidiaries is and, since January 1, 2005, has been in compliance with, and to the knowledge of Caremark is not under investigation with respect to and, to the knowledge of Caremark, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

Section 4.13. Regulatory Compliance.

(a) Caremark and each Caremark Subsidiary have all required governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither Caremark nor any Caremark Subsidiary has received written notice from any Governmental Authority that any Permit is subject to any adverse action, or to the knowledge of Caremark, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

(b) Caremark and each Caremark Subsidiary are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark. No third-party payment program has imposed a fine, penalty or other sanction on Caremark or its Subsidiaries and none of Caremark or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

(c) Since January 1, 2005 and, to the knowledge of Caremark, at any time prior to January 1, 2005, neither Caremark, any Caremark Subsidiary, nor any director or executive officer of Caremark or any Caremark Subsidiary, with respect to actions taken on behalf of Caremark or a Caremark Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(d) Caremark and each Caremark Subsidiary are in compliance with all applicable laws, statutes, ordinances, rules and regulations of any federal, state or local governmental authority with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”), except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

(e) Caremark and each Caremark Subsidiary (i) are in compliance with all Applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described above in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark.

Section 4.14. Litigation. There is no action, suit, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of Caremark, threatened against or affecting, Caremark, any of its Subsidiaries, any present or former Designated Officer or director of Caremark or any of its Subsidiaries or any Person for whom Caremark or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority (including any of the Food and Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards, and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services) that, if determined or resolved adversely to Caremark, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.15. Finders’ Fees. Except for UBS Securities LLC and J.P. Morgan Securities Inc., a copy of whose engagement agreements have been provided to CVS, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Caremark or any of its Subsidiaries who might be entitled to any fee or commission from Caremark or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.16. Opinions of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Caremark has received the opinion of each of UBS Securities LLC and J.P. Morgan Securities Inc., financial advisors to Caremark, to the effect that, as of the date of such opinion and, based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair from a financial point of view, to holders of Caremark Stock.

Section 4.17. Taxes. (a) Each Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Caremark or any of its Subsidiaries has been filed when due in accordance with all Applicable Laws, and each such Tax Return is, or shall be at the time of filing, true and complete in all respects, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark.

(b) Excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark, (i) Caremark and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate

Taxing Authority all Taxes shown as due on all Tax Returns that have been filed, (ii) the accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Caremark Balance Sheet are adequate (as determined in accordance with GAAP) to cover all Taxes accruing or payable with respect to taxable periods (or portions thereof) ending on or before the Caremark Balance Sheet Date and (iii) adequate accruals and reserves (as determined in accordance with GAAP) have been or will be established for Taxes attributable to taxable periods (or portions thereof) commencing on the day following the Caremark Balance Sheet Date.

(c) The consolidated federal income Tax Returns for the affiliated group of which Caremark is the common parent through the Tax year ended December 31, 1995 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit or suit now pending or, to Caremark’s knowledge, threatened against or with respect to Caremark or its Subsidiaries in respect of any federal or state income Tax; additionally, no claim or suit regarding an amount of Tax is now pending in connection with (i) any other Tax Return or (ii) circumstances where no Tax Return has been filed, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Caremark.

(e) During the five-year period ending on the date hereof, neither Caremark nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither Caremark nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(g) “Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (c) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (a) or (b) as a result of any existing express or implied agreement or arrangement

(including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.18. Employee Benefit Plans and Labor Matters. (a) Section 4.18(a) of the Caremark Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee of Caremark or its Subsidiaries or its ERISA Affiliates or any of their dependents, with respect to which Caremark or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “Caremark Employee Plan” and collectively, the “Caremark Employee Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to CVS together with the most recent annual report (Form 5500 including, where applicable, all schedules) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) No Caremark Employee Plan is subject to Title IV of ERISA.

(c) No Caremark Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA (a “MEWA”).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark, each Caremark Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and

Caremark is not aware of any reason why any such determination letter should be revoked or not be reissued. Caremark has made available to CVS copies of the most recent Internal Revenue Service determination letters with respect to each such Caremark Employee Plan. Each Caremark Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Caremark Employee Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Caremark. No events have occurred with respect to any Caremark Employee Plan that could result in payment or assessment by or against Caremark or any of its ERISA Affiliates of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Caremark.

(e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Caremark or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Caremark or any of its ERISA Affiliates from amending or terminating any Caremark Employee Plan providing health or medical benefits in respect of any current or former employees of Caremark or its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(f) All contributions and payments due under each Caremark Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Caremark practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by Caremark or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Caremark Employee Plan which would increase materially the expense of maintaining such Caremark Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g) No employee or former employee of Caremark or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby alone or together with any other event. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Caremark or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(h) There is no material action, suit, investigation, audit or proceeding (i) pending against or involving or, to the knowledge of Caremark, threatened against any Caremark Employee Plan or (ii) involving Caremark’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Authority.

(i) Neither Caremark nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Neither Caremark nor any of its Subsidiaries is the subject of any material proceeding asserting that Caremark or any of its Subsidiaries has violated any wage-hour Law or employment discrimination Law or committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of Caremark, threatened, nor has there been for the past five years, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving Caremark or any of its Subsidiaries with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Caremark or its Subsidiaries. To the knowledge of Caremark, as of the date hereof, there are no campaigns being conducted to solicit cards from Caremark employees to authorize (or to express an interest in authorizing) representation by a labor organization or other proposed bargaining unit representative.

Section 4.19. Environmental Matters. (a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Caremark:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received by Caremark or any of its Subsidiaries relating to or arising out of any Environmental Law;

(ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Caremark, threatened against Caremark or any of its Subsidiaries which allege a violation of, or liability under, any Environmental Law;

(iii) Caremark and its Subsidiaries are in compliance with all Environmental Laws; and

(iv) Caremark and its Subsidiaries have obtained and are in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect.

(b) Except as set forth in this Section 4.19 and in Section 4.03, no representations or warranties are being made with respect to environmental matters relating to Caremark or any of its Subsidiaries.

Section 4.20. Tax Treatment. Neither Caremark nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.21. Antitakeover Statutes. (a) Caremark has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applies or purports to apply to the Merger or any other transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CVS

Subject in all respects to Section 11.05, except as set forth in the CVS Disclosure Schedule or as disclosed in the CVS SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, CVS represents and warrants that:

Section 5.01. Corporate Existence and Power. CVS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on CVS. CVS is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS. CVS has heretofore made available to Caremark true and complete copies of the certificate of incorporation and bylaws of CVS as currently in effect.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by CVS of this Agreement and the consummation by CVS of the transactions contemplated hereby are within the corporate powers of CVS and, except for the required approval of CVS’s stockholders in connection with the consummation of the CVS Share Issuance and the CVS Charter Amendment, have been duly authorized by all necessary corporate action on the part of CVS. The affirmative vote of the holders of a majority of the outstanding shares of the CVS Stock and CVS ESOP Preference Stock, voting together as a single class, voting to approve the CVS Share Issuance and the CVS Charter Amendment (collectively, the “CVS Stockholder Approval”) is the only vote of the holders of any of CVS’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of CVS, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) At a meeting duly called and held, CVS’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of CVS’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) unanimously resolved (subject to Section 8.07) to recommend CVS’s stockholders grant the CVS Stockholder Approval and (iv) unanimously declared the advisability of and approved the CVS Charter Amendment (such recommendation, the “CVS Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by CVS of this Agreement and the consummation by CVS of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which CVS is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) any required state “blue sky” notices or filings, (v) actions required by applicable Healthcare Regulatory Approvals and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on CVS or materially to impair the ability of CVS to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by CVS of this Agreement and the consummation by CVS of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of CVS, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, contravene, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which CVS or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon

CVS or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of CVS and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of CVS or any of its Subsidiaries, except for such contraventions, conflicts, violations and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (ignoring, for this purpose only, clause (vi) of that definition) on CVS or materially to impair the ability of CVS to consummate the transactions contemplated by this Agreement.

Section 5.05. Capitalization. (a) The authorized capital stock of CVS consists of 1,000,000,000 shares of CVS Common Stock, 120,619 shares of cumulative preferred stock, par value $0.01 per share and 50,000,000 shares of preference stock, par value $1.00 per share. As of October 30, 2006 there were outstanding 823,568,149 shares of CVS Common Stock, employee stock options to purchase an aggregate of 43,757,427 shares of CVS Common Stock (of which options to purchase an aggregate of 28,741,646 shares of CVS Common Stock were exercisable), restricted stock units convertible into an aggregate of 2,008,940 shares of CVS Common Stock, 4,021,915 and shares of preference stock convertible into an aggregate of 17,165,533 shares of CVS Common Stock, and there were no shares of preferred stock outstanding. There are no securities convertible into or exchangeable for capital stock or other voting securities of CVS outstanding and any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVS. All outstanding shares of capital stock of CVS have been, and all shares that may be issued pursuant to any equity compensation plan of CVS will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No CVS Subsidiary or Affiliate owns any shares of capital stock of CVS or any CVS Securities. For each officer of CVS subject to Section 16 of the 1934 Act, Section 5.05 of the CVS Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding employee stock option to purchase shares of CVS Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of CVS Stock subject thereto.

(b) Except as set forth in this Section 5.05 and for changes since October 30, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of CVS, (ii) securities of CVS convertible into or exchangeable for shares of capital stock or voting securities of CVS or (iii) options or other rights to acquire from CVS or other obligation of CVS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVS (the items in clauses (i), (ii) and (iii) being referred to collectively as the “CVS Securities”). There are no outstanding obligations of CVS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any CVS Securities.

Section 5.06. Subsidiaries. (a) Each CVS Subsidiary is an entity duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS. Each such CVS Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS. All Significant Subsidiaries (as defined in Regulation S-X of the Exchange Act) of CVS and their respective jurisdictions of incorporation are identified in the CVS 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each CVS Subsidiary is owned by CVS, directly or indirectly, free and clear of any Lien (other than statutory Liens for Taxes not yet payable) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of CVS or any of the CVS Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any CVS Subsidiary or (ii) options or other rights to acquire from CVS or any of the CVS Subsidiaries, or other obligations of CVS or any of the CVS Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of CVS (the items in clauses (i) and (ii) being referred to collectively as the “CVS Subsidiary Securities”). There are no outstanding obligations of CVS or any of the CVS Subsidiaries to repurchase, redeem or otherwise acquire any CVS Subsidiary Securities.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) CVS has made available to Caremark (i) CVS’s annual reports on Form 10-K for its fiscal years ended December 31, 2005 and January 1, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended April 1, 2006 and July 1, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of CVS held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 5.07(a), collectively, the “CVS SEC Documents”). For purposes of this Agreement, a document will be deemed made available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof.

(b) As of its filing date (and as of the date of any amendment), each CVS SEC Document complied, and each such CVS SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each CVS SEC Document filed pursuant to the 1934 Act did not, and each such CVS SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each CVS SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) CVS has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to CVS, including its consolidated Subsidiaries, is made known to CVS’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

(f) Since January 1, 2005, CVS and its Subsidiaries have established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of CVS’s financial reporting and the preparation of CVS financial statements for external purposes in accordance with GAAP. CVS has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to CVS’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would reasonably be expected to adversely affect CVS’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) There are no outstanding loans or other extensions of credit made by CVS or any of the CVS Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of CVS. CVS has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CVS included in the CVS SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of CVS and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the periods indicated.

Section 5.09. Information Supplied. The information supplied by CVS for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by CVS for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the stockholders of each of Caremark and CVS, at the time of the Caremark Stockholder Approval, or at the time of the CVS Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Caremark or any of its representatives specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. (a) Since the CVS Balance Sheet Date, there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

(b) Since the CVS Balance Sheet Date through the date of this Agreement, the business of CVS and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, and there has not been:

(i) any amendment of the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of CVS or its Subsidiaries;

(ii) any splitting, combination or reclassification of any shares of capital stock of CVS or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any CVS Securities or any CVS

Subsidiary Securities, except for (A) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (B) regular quarterly cash dividends with customary record and payment dates on the shares of CVS Stock not in excess of $0.03875 per share per quarter, and (C) any such transaction solely by a CVS Subsidiary or between any CVS Subsidiaries;

(iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of any shares of any CVS Securities or CVS Subsidiary Securities, other than the issuance of (1) any shares of CVS Stock upon the exercise of CVS Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (2) any CVS Subsidiary Securities to CVS or any CVS Subsidiary, (3) CVS Securities to satisfy existing contractual obligations under the existing CVS compensation and benefit plans, copies of which have been made available to Caremark prior to the date hereof, (4) shares of CVS Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (5) CVS Securities to officers, directors and employees in the ordinary course consistent with past practice, or (B) any amendment of any term of any CVS Security or any CVS Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by CVS or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) inventories and supplies in the ordinary course of the business of CVS and its Subsidiaries in a manner that is consistent with past practices, (B) the purchase of a drugstore or prescription files and related assets, (C) real property, buildings and other improvements, for use as or in connection with a drugstore, in the ordinary course, (D) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate, (E) reasonable capital expenditures in connection with the business of CVS in the ordinary course consistent with past practices and (F) such transactions between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(v) any sale, lease or other transfer of, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of CVS or any of its Subsidiaries, other than (A) sales of inventory in the ordinary course of business of CVS and its Subsidiaries in a manner that is consistent with past practices or between any CVS Subsidiaries (B) leases of real property, buildings or related assets, for use as or in connection with a drugstore, in the ordinary course, (C) sale-leaseback arrangements involving real property (including related fixtures) or equipment in the ordinary course, (D) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness)

that does not exceed $25 million individually or $50 million in the aggregate and (E) such transactions between CVS and any of its Subsidiaries or between CVS Subsidiaries;

(vi) the making by CVS or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practices or (B) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(vii) the creation, incurrence, assumption or sufferance to exist by CVS or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) in the ordinary course of business consistent with past practices, (B) borrowings under existing lines of credit or (C) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(viii) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect CVS, or any of its Subsidiaries or any successor thereto or that would be reasonably likely to, after the Effective Time, limit or restrict in any material respect CVS, any of its Subsidiaries, the Surviving Corporation or Caremark or any of its Subsidiaries, from engaging or competing in any material line of business in which such Person engages as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(ix) (A) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director or Designated Officer of CVS or any of its Subsidiaries, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director or Designated Officer of CVS or any of its Subsidiaries, (D) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of CVS or any of its Subsidiaries or (E) any increase in cash or equity based compensation, bonus or other benefits payable to any director or Designated Officer of CVS or any of its Subsidiaries, other than, in the case of each of clauses (A) through (E) above, in the ordinary course of business consistent with past practices or to comply with Section 409A of the Code;

(x) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of CVS or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement as of the CVS Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xi) any material change in CVS’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(xii) any settlement, or offer or proposal to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby; or

(xiii) any material method of Tax accounting adopted or changed, other than any such method adopted or changed pursuant to a request made to the applicable taxing authority.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of CVS or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the CVS Balance Sheet or in the notes thereto or in the CVS SEC Documents filed prior to the date hereof;

(b) liabilities or obligations incurred in the ordinary course consistent with past practices since the CVS Balance Sheet Date; and

(c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS.

Section 5.12. Compliance with Laws and Court Orders. CVS and each of its Subsidiaries is and, since January 1, 2005, has been in compliance with, and to the knowledge of CVS is not under investigation with respect to and, to the knowledge of CVS, has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

Section 5.13. Regulatory Compliance.

(a) CVS and each CVS Subsidiary have all required Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither CVS nor any CVS Subsidiary has received written notice from any Governmental Authority that any Permit is subject to any adverse action, or to the knowledge of CVS, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

(b) CVS and each CVS Subsidiary are in compliance with, to the extent applicable, (i) all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS. No third-party payment program has imposed a fine, penalty or other sanction on CVS or its Subsidiaries and none of CVS or its Subsidiaries has been excluded or suspended from participation in any such program, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

(c) Since January 1, 2005 and, to the knowledge of CVS, at any time prior to January 1, 2005, neither CVS, any CVS Subsidiary, nor any director or executive officer of CVS or any CVS Subsidiary, with respect to actions taken on behalf of CVS or a CVS Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(d) CVS and each CVS Subsidiary are in compliance with all applicable Healthcare Information Laws, except for failures to comply with any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

(e) CVS and each CVS Subsidiary (i) are in compliance with all Applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in compliance with all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii), except for such failures to comply or such sanctions described above in clauses (i) through (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS.

Section 5.14. Litigation. There is no action, suit, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of CVS, threatened against or affecting, CVS, any of its Subsidiaries, any present or former Designated Officer or director of CVS or any of its Subsidiaries or any Person for whom CVS or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by, before or with any Governmental Authority (including any of the Food and Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards, and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services) that, if determined or resolved adversely to CVS, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.15. Finders’ Fees. Except for Evercore Group L.L.C. and Lehman Brothers Inc., a copy of whose engagement agreements have been provided to Caremark, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of CVS or any of its Subsidiaries who might be entitled to any fee or commission from CVS or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.16. Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of CVS has received the opinion of each of Evercore Group L.L.C. and Lehman Brothers Inc., financial advisors to CVS, to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to CVS from a financial point of view.

Section 5.17. Taxes. (a) Each Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, CVS or any of its Subsidiaries has been filed when due in accordance with all Applicable Laws and each such Tax Return is, or shall be at the time of filing, true and complete in all respects, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS.

(b) Excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS, (i) CVS and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown as due on all Tax Returns that have been filed, (ii) the accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the CVS Balance Sheet are adequate (as determined in accordance with GAAP) to cover all Taxes accruing or payable with respect to taxable periods (or portions thereof) ending on or before the CVS Balance Sheet Date and (iii) adequate accruals and reserves (as determined in accordance with GAAP) have been or will be established for Taxes attributable to taxable periods (or portions thereof) commencing on the day following the CVS Balance Sheet Date.

(c) The consolidated federal income Tax Returns for the affiliated group of which CVS is the common parent through the Tax year ended January 3, 2004 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit or suit now pending or, to CVS’s knowledge, threatened against or with respect to CVS or its Subsidiaries in respect of any federal or state income Tax; additionally, no claim or suit regarding an amount of Tax is now pending in connection with (i) any other Tax Return or (ii) circumstances where no Tax Return has been filed, excluding in each case any items or matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS.

(e) During the five-year period ending on the date hereof, neither CVS nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither CVS nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

Section 5.18. Employee Benefit Plans and Labor Matters. (a) Section 5.18(a) of the CVS Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee of CVS or its Subsidiaries or its ERISA Affiliates or any of their dependents, or with respect to which CVS or any of its ERISA Affiliates has any material liability, whether current or contingent (individually, a “CVS Employee Plan” and collectively, the “CVS Employee Plans”). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Caremark together with the most recent annual report (Form 5500 including, where applicable, all schedules) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) No CVS Employee Plan is subject to Title IV of ERISA.

(c) No CVS Employee Plan is a Multiemployer Plan or a MEWA.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS, each CVS Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and CVS is not aware of any reason why any such determination letter should be revoked or not be reissued. CVS has made available to Caremark copies of the most recent Internal Revenue Service determination letters with respect to each such CVS Employee Plan. Each CVS Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such CVS Employee Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on CVS. No events have occurred with respect to any CVS Employee Plan that could result in payment or assessment by or against CVS or any of its ERISA Affiliates of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on CVS.

(e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of CVS or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent CVS or any of its ERISA Affiliates from amending or terminating any CVS Employee Plan providing health or medical benefits in respect of any current or former employees of CVS or its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(f) All contributions and payments due under each CVS Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary CVS practice. There has been no amendment to, written interpretation of or announcement (whether or not written) by CVS or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any CVS Employee Plan which would increase materially the expense of maintaining such CVS Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g) No employee or former employee of CVS or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby alone or together with any other event. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of CVS or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(h) There is no material action, suit, investigation, audit or proceeding (i) pending against or involving or, to the knowledge of CVS, threatened against, any CVS Employee Plan or (ii) involving CVS’s classification of individuals as either employees or independent contractors, in each case, before any arbitrator or any Governmental Authority.

(i) Neither CVS nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Neither CVS nor any of its Subsidiaries is the subject of any material proceeding asserting that CVS or any of its Subsidiaries has violated any wage-hour Law or employment or discrimination Law or committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of CVS, threatened, nor has there been for the past five years, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving CVS or any of its Subsidiaries with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on CVS or its Subsidiaries. To the knowledge of CVS, as of the date hereof, there are no campaigns being conducted to solicit cards from CVS employees to authorize (or to express an interest in authorizing) representation by a labor organization or other proposed bargaining unit representative.

Section 5.19. Environmental Matters. (a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVS:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received by CVS or any of its Subsidiaries relating to or arising out of any Environmental Law;

(ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of CVS, threatened against CVS or any of its Subsidiaries which allege a violation of, or liability under, any Environmental Law;

(iii) CVS and its Subsidiaries are in compliance with all Environmental Laws; and

(iv) CVS and its Subsidiaries have obtained and are in compliance with all Environmental Permits and such Environmental Permits are valid and in full force and effect.

(b) Except as set forth in this Section 5.19 and Section 5.03, no representations or warranties are being made with respect to environmental matters relating to CVS or any of its Subsidiaries.

Section 5.20. Tax Treatment. Neither CVS nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.21. Antitakeover Statutes. (a) CVS has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations set forth in Section 203 of Delaware Law, and, accordingly, neither the restrictions on business combinations set forth in such Section nor in any other antitakeover or similar statute or regulation applies or purports to apply to the Merger or any other transaction contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) CVS has taken all action necessary to render Article Fifth of CVS’s amended restated certificate of incorporation as inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

ARTICLE 6

COVENANTS OF CAREMARK

Caremark agrees that:

Section 6.01. Conduct of Caremark. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Caremark Disclosure Schedule or as consented to in writing by CVS, Caremark shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over health care-related matters. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Caremark Disclosure Schedule or as consented to in writing by CVS, Caremark shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between Caremark and any of its Subsidiaries or between Caremark Subsidiaries;

(b) split, combine or reclassify any shares of capital stock of Caremark or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Caremark or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Caremark Securities or any Caremark Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of Caremark Stock not in excess of $0.10 per share per quarter, (iii) share repurchases completed in accordance with the Caremark Share

Repurchase Program, which program has been approved by the Caremark Board of Director on or prior to the date hereof; provided that the repurchase price for any such share repurchase shall not exceed the values implied by the Exchange Ratio based on the closing price of CVS Stock on the date immediately preceding such stock repurchase and shall be pursuant to a general plan that is discussed and agreed with CVS on a periodic basis and (iv) any such transaction between Caremark and any of its Subsidiaries or between Caremark Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Caremark Securities or Caremark Subsidiary Securities, other than the issuance of (A) any shares of Caremark Stock upon the exercise of Caremark Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) Caremark Subsidiary Securities to Caremark or any of its other Subsidiaries, (C) shares of Caremark Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (D) Caremark Securities to officers, directors and employees in the ordinary course consistent with past practice, provided that any grant or award after the date hereof that is subject to vesting, deferral or service will not be enhanced or accelerated as a result of the transactions contemplated hereby or (ii) amend any term of any Caremark Security or any Caremark Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Caremark and any of its Subsidiaries or between Caremark Subsidiaries;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of Caremark and its Subsidiaries in a manner that is consistent with past practices, (ii) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate, (iii) reasonable capital expenditures in connection with the business of Caremark in the ordinary course and consistent with past practices or (iv) in a transaction between Caremark and any of its Subsidiaries or between any Caremark Subsidiaries;

(e) sell, lease or otherwise transfer, or create or incur any Lien on, any of Caremark’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between Caremark and any of its Subsidiaries or between Caremark Subsidiaries or (ii) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

(f) other than in connection with actions permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other

Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between Caremark and any of its Subsidiaries or between any Caremark Subsidiaries;

(g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than (i) in the ordinary course of business, (ii) borrowings under existing lines of credit or (iii) between Caremark and any of its Subsidiaries or between any Caremark Subsidiaries;

(h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Caremark or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect CVS or any of its Subsidiaries (including Caremark or any of its Subsidiaries) from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(i) (i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Designated Officer of Caremark or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Designated Officer of Caremark or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of Caremark or any of its Subsidiaries or (v) grant or award of any compensation, bonus or other benefits payable to any director or Designated Officer of Caremark or any of its Subsidiaries, in the case of each of clauses (i)-(v), other than in the ordinary course of business and consistent with past practices or to comply with any recently enacted state or federal law governing compensation or benefits, including, without limitation, the 2006 Pension Protection Act and Section 409A of the Code, provided that, in each case, any of the foregoing that is subject to vesting, deferral or service will not be considered in the ordinary course if it is enhanced or accelerated as a result of the transactions contemplated hereby;

(j) change in any material respect Caremark’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

(l) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing authority prior to the date hereof or as required by Law; or

(m) agree, resolve or commit to do any of the foregoing.

ARTICLE 7

COVENANTS OF CVS

CVS agrees that:

Section 7.01. Conduct of CVS. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.01, except as expressly contemplated by this Agreement and except as set forth in Section 7.01 of the CVS Disclosure Schedule or as consented to in writing by Caremark, CVS shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and consistent with past practices and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all necessary foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, executive officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over health care-related matters. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as set forth in Section 7.01 of the CVS Disclosure Schedule or as consented to in writing by Caremark, CVS shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), except, (i) in the case of Subsidiaries, for ordinary course amendments and (ii) in the case of mergers or consolidations between CVS and any of its Subsidiaries or between CVS Subsidiaries;

(b) split, combine or reclassify any shares of capital stock of CVS or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of CVS or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any CVS Securities or any CVS Subsidiary Securities, except for (i) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of CVS Stock not in excess of $0.03875 per share per quarter, (iii) share repurchases completed in accordance with the CVS Share Repurchase Program, which program has been approved by the CVS Board of Director on or prior to the date hereof; provided that the repurchase price for any such share repurchase shall not exceed the values implied by the Exchange Ratio based on the closing price of CVS Stock on date immediately preceding such stock repurchase and shall be pursuant to a general plan that is discussed and agreed with Caremark on a periodic basis and (iv) any such transaction between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any CVS Securities or CVS Subsidiary Securities, other than the issuance of (A) any shares of CVS Stock upon the exercise of CVS Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) CVS Subsidiary Securities to CVS or any of its other Subsidiaries, (C) shares of CVS Stock pursuant to the terms and conditions of its Employee Stock Purchase Plan in the form in which it exists on the date of this Agreement and (D) CVS Securities to officers, directors and employees in the ordinary course consistent with past practice, provided that any grant or award after the date hereof that is subject to vesting, deferral or service will not be enhanced or accelerated as a result of the transactions contemplated hereby, or (ii) amend any term of any CVS Security or any CVS Subsidiary Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business of CVS and its Subsidiaries in a manner that is consistent with past practices (ii) a purchase of a drugstore or prescription files and related assets, (iii) a purchase of real property, buildings and other improvements, for use as or in connection with a drugstore, in the ordinary course, (iv) in a transaction (not including acquisitions of inventory and supplies in the ordinary course) with a purchase price (including assumed indebtedness) that does not exceed $50 million individually or $100 million in the aggregate (v) reasonable capital expenditures in connection with the business of CVS in the ordinary course and consistent with past practices or (vi) in a transaction between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(e) sell, lease or otherwise transfer, or create or incur any Lien on, any of CVS’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business and consistent with past practices or between CVS and any of its Subsidiaries or between any CVS Subsidiaries, (ii) leases of real property, buildings or related assets, for use as or in connection with a drugstore, in the ordinary course, (iii) any sale-leaseback arrangement involving real property (including related fixtures) or equipment in the ordinary course, (iv) creation or incurrence of Liens in connection with CVS’s Store development program in the ordinary course or (v) sales of assets (not including sales of inventory in the ordinary course), securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $25 million individually or $50 million in the aggregate;

(f) other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practices or (ii) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(g) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than (i) in the ordinary course of business, (ii) borrowings under existing lines of credit, (iii) borrowings under existing lines of credit or (iv) between CVS and any of its Subsidiaries or between any CVS Subsidiaries;

(h) enter into any agreement or arrangement that limits or otherwise restricts in any material respect CVS or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect CVS, any of its Subsidiaries, either Surviving Corporation or CVS, from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

(i) (i) grant or increase any severance or termination pay or supplemental retirement or post employment benefit to (or amend any existing arrangement with) any director or Designated Officer of CVS or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or Designated Officer of CVS or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or Designated Officer of CVS or any of its Subsidiaries or (v) grant or award of any compensation, bonus or other benefits payable to any director or Designated Officer of CVS or any of its Subsidiaries, in the case of each of clauses (i)-(v), other than in the ordinary course of business and consistent with past practices or to comply with any recently enacted state or federal law governing compensation or benefits, including, without limitation, the 2006 Pension Protection Act and Section 409A of the Code, provided that, in each case, any of the foregoing that is subject to vesting, deferral or service will not be considered in the ordinary course if it is enhanced or accelerated as a result of the transactions contemplated hereby;

(j) change in any material respect CVS’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any litigation, arbitration, proceeding or dispute, in each case, that arises out of the transactions contemplated hereby;

(l) adopt or change any material method of Tax accounting, other than any such method adopted or changed pursuant to a request made to the applicable Taxing authority prior to the date hereof or as required by Law; or

(m) agree, resolve or commit to do any of the foregoing.

Section 7.02. CVS Undertaking in Respect of MergerSub. CVS shall cause to be performed when due all obligations of MergerSub under this Agreement.

ARTICLE 8

COVENANTS OF CVS AND CAREMARK

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Caremark and CVS shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, licenses, orders, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall any party be required by this Section 8.01 or any other provision of this Agreement (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its Subsidiaries or any of their respective Affiliates’ businesses, assets or properties in any such case in (i) or (ii) that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of CVS and Caremark via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Material Adverse Effect after the Effective Time on CVS and its Subsidiaries (including the Surviving Corporation), taken as a whole, ignoring for this purpose only clause (vi) of the definition of Material Adverse Effect insofar as it relates to the matters under consideration with respect to the applicable provision of this Agreement (as described in this clause (y), a “Regulatory Material Adverse Effect”).

(b) In furtherance and not in limitation of the foregoing, each of CVS and Caremark shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within thirty (30) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02. Certain Filings. (a) As soon as practicable (but in no event later than 45 days after the date of this Agreement) following the date of this Agreement, CVS and Caremark shall jointly prepare and file with the SEC the Joint Proxy Statement, and CVS and Caremark jointly shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement will be included). Each of CVS and Caremark shall use all commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(b) Each of Caremark and CVS shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by CVS or Caremark without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of CVS Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, CVS or Caremark discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of CVS and Caremark.

(d) CVS and Caremark shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Authority, in connection with the consummation of the transactions contemplated by this Agreement, (ii) seeking any of those actions, consents, approvals or waivers or making any of those filings, furnishing information required in connection therewith and seeking promptly to obtain any of those actions, consents, approvals or waivers and (iii) setting a mutually acceptable date for CVS Stockholder Meeting and Caremark Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by the applicable Governmental Authority, give the other party the opportunity to attend and participate in those meetings and conferences, in each case in connection with the transactions contemplated by this Agreement.

Section 8.03. Public Announcements. (a) Caremark and CVS shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation. The initial press release of the parties shall be a joint press release of CVS and Caremark in the form that is mutually agreed.

(b) Before any Merger Communication of Caremark, CVS or any of their respective “participants” (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of Caremark, CVS or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Caremark, CVS or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Caremark or CVS, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Exchange Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Caremark, MergerSub or CVS, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell such stock or a solicitation of an offer to buy CVS Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 8.04. Stockholder Meetings. (a) Caremark shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of the NYSE to cause a meeting of its stockholders (the “Caremark Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of Caremark that Caremark’s stockholders approve and adopt this Agreement and the Merger (the “Caremark Recommendation”). In connection with the Caremark Stockholder Meeting, Caremark shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain Caremark Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to Caremark’s stockholders at the Caremark Stockholder Meeting whether or not (x) Caremark’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Caremark or any of its advisors.

(b) CVS shall use all commercially reasonable efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of the NYSE to cause a meeting of its stockholders (the “CVS Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the CVS Stockholder Approval. Subject to Section 8.07, the Joint Proxy Statement shall contain the recommendation of the Board of Directors of CVS that CVS’s stockholders approve the CVS Share Issuance and the CVS Charter Amendment (the “CVS Recommendation”). In connection with the CVS Stockholder Meeting, CVS shall (i) mail the Joint Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act, (ii) use all commercially reasonable efforts to obtain CVS Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, the CVS Share Issuance and the CVS Charter Amendment shall be submitted to CVS’s stockholders at the CVS Stockholder Meeting whether or not (x) CVS’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to CVS or any of its advisors.

Section 8.05. Director and Officer Liability. CVS shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) CVS shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Caremark (or its Subsidiaries) (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under Caremark’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, CVS shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by Caremark’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.05(b), CVS shall not be obligated to pay an aggregate annual premium in excess of the amounts described on Section 7.04(b) of the CVS Disclosure Schedule. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than the amount set forth on that Section of the CVS Disclosure Schedule, the Surviving

Corporation shall obtain the maximum amount of insurance obtainable having the terms and scope of coverage of the relevant existing Caremark policy and covering facts, events, acts and omissions occurring prior to the Effective Time by payment of annual premiums equal to such amount.

(c) If CVS, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CVS or such Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.05.

(d) The rights of each Indemnified Person under this Section 8.05 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Caremark or any of their respective Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with Caremark or any of its Subsidiaries. These rights shall survive consummation of the applicable Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.06. Stock Exchange Listing. CVS shall use its all commercially reasonable efforts to cause the shares of CVS Stock to be issued in connection with the Merger to be listed on the New York Stock Exchange, subject to official notice of issuance.

Section 8.07. No Solicitation; Other Offers.

(a) General Prohibitions. Subject to the remainder of this Section 8.07, neither Caremark or CVS (either, a “No-Shop Party”) nor any of its Subsidiaries shall, nor shall a No-Shop Party or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to that No-Shop Party or any of its Subsidiaries or afford access to the business, properties, assets, books or records of that No-Shop Party or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of that No-Shop Party or any of its Subsidiaries, (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement of the sort and in the circumstances described in Section 8.07(b)) or (vi) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Exception to Permit Discussions and/or Due Diligence. Notwithstanding the foregoing, the Board of Directors of a No-Shop Party, directly or indirectly through advisors, agents or other intermediaries, may, prior to CVS Stockholder Approval (in the case of CVS) or Caremark Stockholder Approval (in the case of Caremark), (i) engage in negotiations or discussions with any Third Party that, subject to such No-Shop Party’s compliance with Section 8.07(a), has made an unsolicited bona fide written Acquisition Proposal that such No-Shop Party’s Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal and (ii) thereafter furnish to such Third Party non-public information relating to that No-Shop Party or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to that No-Shop Party than those contained in the Confidentiality Agreement dated as of October 6, 2006 between Caremark and CVS (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to the other party), but in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of that No-Shop Party determines in good faith by a majority vote, after considering advice from outside legal counsel to that No-Shop Party, that failing to take that action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of a No-Shop Party from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 8.07.

(c) Required Notices. The Board of Directors of a No-Shop Party shall not take any of the actions referred to in clauses (i) and (ii) of the preceding subsection unless that No-Shop Party shall have delivered to the other Party a prior written notice advising such other party that it intends to take such action, and that No-Shop Party shall continue to advise such other Person after taking such action. In addition, a No-Shop Party shall notify the other party promptly (but in no event later than 24 hours) after receipt by that No-Shop Party, or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to such No-Shop Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such No-Shop Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. Such No-Shop Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. A No-Shop Party shall keep the other Party reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

(d) Ability to Change Recommendation Subject to a “Last Look”. Notwithstanding anything in this Agreement to the contrary (but subject to the next sentence), a No-Shop Party and its Board of Directors shall be permitted to effect an Adverse Recommendation Change if (i) such No-Shop Party shall not have received the Caremark Stockholder Approval (in the case of Caremark) or the CVS Stockholder Approval (in the case of CVS), (ii) it has received an unsolicited bona fide written Acquisition Proposal from a third party, (iii) its Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and (iv) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. However, the Board of Directors of a No-Shop Party shall nevertheless not make such an Adverse Recommendation Change, unless, (x) such No-Shop Party promptly notifies the other party, in writing at least five Business Days before taking that action, of its intention to make an Adverse Recommendation Change and attaching the most current version of any proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the offeror, and (y) the other party does not propose, within five Business Days after its receipt of that written notification, such adjustments to the terms and conditions of this Agreement as would enable the No-Shop Party’s Board of Directors to proceed with its recommendation to its stockholders without an Adverse Recommendation Change. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of re-starting the five Business Day clock described in the immediately preceding sentence.

(e) Obligation to Terminate Existing Discussions. Each No-Shop Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of such No-Shop Party to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use all commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about that No-Shop Party that was furnished by or on behalf of that No-Shop Party to return or destroy all such information.

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (which definition shall be read, for this purpose, without the word “inquiry” in the third line thereof) for at least a majority of the outstanding shares of Caremark Stock or CVS Stock (as the case may be) on terms that the Board of Directors of a No-Shop Party determines in good faith by a majority vote, after consultation with its legal and financial advisors and taking into account such matters deemed relevant in good faith by such Board of Directors, including among other things, all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of such No-Shop Party than the Merger and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of that No-Shop Party.

(g) Certain Clarifications. If the Board of Directors of a No-Shop Party remains committed to making an Adverse Recommendation Change in favor of a Superior Proposal at the end of the 5-Business Day period referred to in Section 8.07(d), the parties hereby agree that, subject to compliance with Section 8.07(d) and in order to enable such Board of Directors to be sufficiently comfortable that the Superior Proposal will remain available to that No-Shop Party when and if this Agreement is terminated, such No-Shop Party may enter into a binding letter agreement with the Third Party making that Superior Proposal, which letter agreement (x) may provide that such Third Party is obligated, on behalf of that No-Shop Party, to make the payment required to be made by that No-Shop Party pursuant to the relevant provisions of Section 11.04 of this Agreement on the occurrence of a Caremark Payment Event or a CVS Payment Event (as applicable) in accordance with the terms thereof and (y) may attach as an exhibit thereto a fully negotiated and executed agreement and plan of merger (a “Conditional Merger Agreement”) relating to that Superior Proposal providing that such Conditional Merger Agreement is binding on the relevant No-Shop Party and Third Party at that time, but will only become effective on and after (and in no event before) both the (i) termination of this Agreement in accordance with its terms and (ii) the payment by such Third Party of the fee required to be paid under Section 11.04 on behalf of that No-Shop Party to the other party hereto. Notwithstanding the foregoing, the parties further agree that in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the No-Shop Party entering into such letter agreement and Conditional Merger Agreement make any SEC or other regulatory filings in connection with the transactions contemplated by such letter agreement and Conditional Merger Agreement until the termination of this Agreement, and (2) such No-Shop Party shall otherwise remain subject to all of its obligations under this Agreement (including Section 8.01, Section 8.04 and this Section 8.07).

Section 8.08. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Caremark or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Caremark or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Caremark acquired or to be acquired by such Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.09. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Caremark and CVS shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party (excluding access to perform physical examinations and to take samples of the soil, ground water, air, products or other areas as desired by such other party), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.10. Notices of Certain Events. Each party shall promptly notify the others of:

(a) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent would be material to CVS and its Subsidiaries taken as a whole after giving effect to the Merger;

(b) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Caremark or any of its Subsidiaries or CVS and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.11. Tax-free Reorganization. Prior to the Effective Time, each of CVS and Caremark shall use all commercially reasonable efforts to cause the Merger to qualify as a 368 Reorganization and shall not take any action reasonably likely to cause the Merger not to so qualify. CVS shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

Section 8.12. Affiliates. Caremark shall deliver to CVS a letter identifying all known Persons who may be deemed affiliates of Caremark under Rule 145 of the 1933 Act, and thereafter Caremark shall use all commercially reasonable efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, in a customary form to be agreed by the parties for purposes of Rule 145 of the 1933 Act.

Section 8.13. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Caremark Stock (including derivative securities with respect to Caremark Stock) or acquisitions of CVS Stock (including derivative securities with respect to CVS Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Caremark will become subject to such reporting requirements with respect to CVS, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.14. Voting of Shares. CVS shall vote all shares of Caremark Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Caremark Stockholder Meeting in favor of adoption of this Agreement. Caremark shall vote all shares of CVS Stock beneficially owned by it or any of its Subsidiaries as of the record date for the CVS Stockholder Meeting in favor of the CVS Share Issuance and the CVS Charter Amendment.

Section 8.15. Certain Corporate Governance and Other Matters.

(a) Charter and Bylaws of CVS. Subject to receipt of the CVS Stockholder Approval, CVS shall take all actions necessary to cause (i) the CVS Charter Amendment to become effective at the Effective Time and (ii) the bylaws of CVS at the Effective Time to be in the form of Exhibit B (the “New CVS Bylaws”).

(b) Headquarters and Name. The parties expect that at the Effective Time (i) the location of the headquarters and principal executive officers of CVS shall be Woonsocket, RI, (ii) the location of the headquarters of the pharmacy benefits management business of CVS shall be Nashville, TN and (iii) as set forth in the New CVS Charter, the name of CVS shall be “CVS/Caremark Corporation”.

(c) Chairman and CEO of CVS. Mr. Thomas M. Ryan, current Chairman and Chief Executive Officer of CVS shall be the Chief Executive Officer of CVS at the Effective Time. Mr. Mac Crawford, current Chairman, Chief Executive Officer and President of Caremark, shall serve as Chairman of the Board of Directors of CVS at the Effective Time.

(d) Board of Directors of CVS. After the date hereof, CVS and Caremark shall determine the size of the Board of Directors of CVS (which shall be an even number) as of the Effective Time. CVS shall take all actions necessary so that at the Effective Time, (i) the total number of directors serving on the Board of Directors of CVS shall reflect the foregoing agreement (by way of the members of the Board of Directors of CVS immediately before the Effective Time electing the individuals who are to be Caremark Directors to become members of CVS’s Board of Directors at the Effective Time) and (ii) the Board of Directors shall be composed of an equal number of CVS Directors and Caremark Directors. The persons who shall serve as CVS Directors and as Caremark Directors of CVS’s Board of Directors at the Effective Time shall be selected by the Boards of Directors, prior to the Effective Time, of CVS and Caremark, respectively; provided that, for the sake of clarity, Mr. Thomas M. Ryan will be one of the CVS Directors, and Mr. Mac Crawford will be one of the Caremark Directors.

(e) Committees of the CVS Board of Directors. At the Effective Time, (i) the Chairman of the Audit Committee of CVS’s Board of Directors shall be a designee of Caremark’s Board of Directors, (ii) the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee of CVS’s Board of Directors shall be a designee of CVS’s Board of Directors and (iii) the Executive Committee of CVS’s Board of Directors shall be evenly split between CVS Directors and Caremark Directors, in each case as such Board of Directors designates prior to the Effective Time.

(f) Certain Definitions. The term “CVS Directors” means any member of CVS’s Board of Directors prior to the Effective Time who CVS’s Board of Directors has designated as a member of CVS’s Board of Directors at the Effective Time. The term “Caremark Directors” shall have the corresponding meaning.

Section 8.16. Dividends. After the date of this Agreement, each of CVS and Caremark shall coordinate with the other the declaration of any dividends in respect of CVS Stock and Caremark Stock with the mutual intention and goal that holders of CVS Stock and Caremark Stock shall not receive two dividends or fail to receive one dividend, for any quarter with respect to those shares, on the one hand, and the CVS Stock issuable in respect of those shares pursuant to the Merger, on the other.

Section 8.17. Control of Operations. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall,

directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

Section 8.18. Employee Matters. (a) From and after the Effective Time, the Caremark Employee Plans and the CVS Employee Plans in effect at the Effective Time will remain in effect (except as provided in Section 2.06) with respect to employees and former employees of Caremark or CVS and their Subsidiaries, as applicable, and the dependents of such employees covered by such plans at the Effective Time (the “Covered Employees”), until such time as CVS otherwise determines, subject to applicable law, the terms of such plans and this Section 8.18. Prior to the Effective Time, Caremark and CVS acting in good faith will cooperate in reviewing, evaluating and analyzing the Caremark Employee Plans and the CVS Employee Plans with a view towards developing appropriate employee benefit and compensation plans, programs and arrangements for Covered Employees after the Effective Time which, among other things, (i) will treat similarly situated Covered Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, responsibilities, geographic location, tenure, and qualifications and (ii) will not discriminate between Covered Employees who at the Effective Time are covered by Caremark Employee Plans, on the one hand, and those covered by CVS Employee Plans, on the other hand, and which CVS will adopt subject to customary rights to subsequently amend or terminate such plans as CVS thereafter deems appropriate (individually a “New Benefit Plan” and collectively the “New Benefits Plans”).

(b) Each New Benefit Plan will (i) provide all of the Covered Employees eligible to participate in such plans with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan or any retiree medical or other pos-retirement welfare plan or as would otherwise result in a duplication of benefits) for all periods of employment with Caremark or CVS or any of their respective Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility, waiting periods or required physical examinations under any New Benefit Plan which is a welfare plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employees participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or the date of commencement of participation in such New Benefit Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Executive Time (or the date of commencement of participation in such new Benefit Plan).

(c) At the Effective Time, CVS will assume, or cause the Surviving Corporation to assume, the employment agreements and change in control agreements referred to in Section 8.18 of the Caremark Disclosure Schedule, unless such agreements are superseded by new arrangements pursuant to an agreement executed by CVS and the relevant employee. CVS shall offer to each Designated Officer of Caremark the ability to enter into an agreement substantially in the form set forth in Section 8.18(c) of the CVS Disclosure Schedule.

(d) CVS shall amend CVS’s Employee Stock Purchase Plan so that Caremark employees shall have the right to make purchases under this plan effective as soon as possible, but in no event later than the first purchase period after the Effective Time.

(e) From and after the Effective Time, CVS will honor all accrued and vested benefit obligations to and contractual rights of current and former employees of Caremark and CVS and their respective Subsidiaries under the Caremark Employee Plans or CVS Employee Plans, as applicable, to the extent accrued and vested as of the Effective Time.

(f) (i) Nothing in this Section 8.18 shall be treated as an amendment of any Caremark Employee Plan or any CVS Employee Plan (or an undertaking to amend any such plan), (ii) nothing in this Section 8.18 will prohibit CVS from amending, modifying or terminating any Caremark Employee Plan or CVS Employee Plan pursuant to, and in accordance with, the terms thereof, and (iii) nothing in this Section 8.18 shall confer any rights or benefits on any person other than Caremark and CVS.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of Caremark, CVS and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Caremark Stockholder Approval and the CVS Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

(b) no Applicable Law shall prohibit or prevent the consummation of the Merger;

(c) any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

(d) the Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the shares of CVS Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(f) other than the filing of the Certificate of Merger and the filings pursuant to the HSR Act (which are addressed in Section 9.01(c)), all consents, approvals and actions of, filings with or notices to any Governmental Entity required of Caremark or CVS or any of their respective Subsidiaries to consummate the Merger or the other transactions contemplated hereby shall have been obtained, except those that would not reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of CVS and Caremark via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (y) otherwise have a Regulatory Material Adverse Effect;

(g) there shall not have been any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that would reasonably be expected to (x) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of CVS and Caremark via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (B) otherwise have a Regulatory Material Adverse Effect; and

(h) CVS and Caremark shall have taken all actions that are necessary to (i) approve and adopt the New CVS Charter and the New CVS Bylaws and to make such documents effective at the Effective Time and (ii) ensure that the Board of Directors of CVS is consistent with Section 8.15.

Section 9.02. Conditions to the Obligations of CVS. The obligations of CVS to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Caremark shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Caremark that are contained in this Agreement and in any certificate or other writing delivered by Caremark pursuant hereto (which shall, for the purposes of this Section 9.02(a), be read without any qualification contained therein as to materiality or Caremark Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Caremark Material Adverse Effect, and (iii) CVS shall have received a certificate signed by the chief executive officer of Caremark to the foregoing effect; and

(b) CVS shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to CVS, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization and that each of Caremark, MergerSub and CVS will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Caremark and CVS substantially in the form of Exhibits C and D hereto.

Section 9.03. Conditions to the Obligations of Caremark. The obligations of Caremark to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) CVS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of CVS that are contained in this Agreement and in any certificate or other writing delivered by CVS pursuant hereto (which shall, for the purposes of this Section 9.03(a), be read without any qualification contained therein as to materiality or CVS Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a CVS Material Adverse Effect, and (iii) Caremark shall have received a certificate signed by the chief executive officer of CVS to the foregoing effect; and

(b) Caremark shall have received an opinion of King & Spalding LLP in form and substance reasonably satisfactory to Caremark, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization, and that each of Caremark, MergerSub and CVS will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Caremark and CVS substantially in the form of Exhibits C and D hereto.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding Caremark Stockholder Approval or CVS Stockholder Approval):

(a) by mutual written agreement of Caremark and CVS;

(b) by either Caremark or CVS, if:

(i) the Merger has not been consummated on or before November 1, 2007 (the “End Date”); provided that, if on the End Date the condition to Closing set forth in Section 9.01(c) shall not have been satisfied but all other conditions to Closing shall be satisfied or waived, or shall be capable of being timely satisfied, then the End Date shall be extended to May 1, 2008; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins Caremark or CVS from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) (A) at the CVS Stockholder Meeting (including any adjournment or postponement thereof), the CVS Stockholder Approval shall not have been obtained, or (B) at the Caremark Stockholder Meeting (including any adjournment or postponement thereof), the Caremark Stockholder Approval shall not have been obtained; or

(c) by CVS, if:

(i) if (A) Caremark’s Board of Directors shall have made an Adverse Recommendation Change or (B) a willful and material breach by Caremark (directly or indirectly, through any director, officer, banker or counsel of Caremark) of Section 8.07 or by Caremark of the first sentence of Section 8.04(a) shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Caremark set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by Caremark, if:

(i) if (A) CVS’s Board of Directors shall have made an Adverse Recommendation Change or (B) a willful and material breach by CVS (directly or indirectly, through any director, officer, banker or counsel of CVS) of either Section 8.07 or by CVS of the first sentence of Section 8.04(b) shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the CVS or MergerSub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to CVS or MergerSub, to:

CVS Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: General Counsel

Facsimile No.: (401) 770-3663

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Louis Goldberg

                  John D. Amorosi

Facsimile No.: (212) 450-3800

if to Caremark, to:

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, TN 37201

Attention: General Counsel

Facsimile No.: (615) 743-6611

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036-4003

Attention: Michael O’Brien

                  Tracey A. Zaccone

Facsimile No.: (212) 556-2222

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after CVS Stockholder Approval or Caremark Stockholder Approval is obtained, no such amendment or waiver shall, without the further approval of those stockholders, make any change that would require such approval under Delaware Law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, CVS and Caremark each shall pay 50% of (i) any fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Joint Proxy Statement and (ii) 50% of any and all filing fees due in connection with the filings required by or under the HSR Act.

(b) If a Caremark Payment Event (as hereinafter defined) occurs, Caremark shall pay CVS (by wire transfer of immediately available funds), within two (2) Business Days following such Payment Event, a fee of $675,000,000.00. “Caremark Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i) or (y) Section 10.01(b)(i) or Section 10.01(b)(iii)(B) but (in the case of this clause (y)) only if (A) prior to Caremark Stockholder Meeting an Acquisition Proposal shall have been made to Caremark or shall have been made directly to the stockholders of Caremark generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) Caremark merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Caremark and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Caremark Stock or (4) Caremark or any Caremark Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3).

(c) If a CVS Payment Event (as hereinafter defined) occurs, CVS shall pay Caremark (by wire transfer of immediately available funds), within two (2) Business Days following such Payment Event, a fee of $675,000,000.00. “CVS

Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(d)(i) or (y) Section 10.01(b)(i) or Section 10.01(b)(iii)(A) but (in the case of this clause (y)) only if (A) prior to the CVS Stockholder Meeting an Acquisition Proposal shall have been made to CVS or shall have been made directly to the stockholders of CVS generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of such termination: (1) CVS merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of CVS and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of CVS Stock or (4) CVS or any CVS Subsidiary(ies) shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3).

(d) Each of CVS and Caremark acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if CVS or Caremark fails promptly to pay any amount due to the other party pursuant to this Section 11.04, the non-paying party shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the non-paying party for that amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

(e) Any payment by any other party under this Section 11.04 shall be the sole and exclusive remedy of the other such party and its Subsidiaries for damages against the other such party and any of its Subsidiaries and their respective Representatives with respect to the termination or breach giving rise to that payment. For the avoidance of doubt, any payment to be made by any party under this Section 11.04 shall be payable only once to such other party with respect to this Section 11.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

Section 11.05. Disclosure Schedule References. Notwithstanding anything in this Agreement that may be deemed to the contrary:

(a) Any reference in a particular Section of either the Caremark Disclosure Schedule or the CVS Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii)) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Caremark Disclosure Schedule or the CVS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Material Adverse Effect on Caremark or CVS, as applicable; and

(b) any information contained in any part of any Caremark SEC Document or of any CVS SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Caremark SEC Document or of any CVS SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of Caremark or CVS that is contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.05, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that any party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the affected party’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and CVS’s obligation to pay, and the affected party’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CVS CORPORATION

By:	/s/ Thomas M. Ryan
Name:	Thomas M. Ryan
Title:	Chairman, CEO and President

TWAIN MERGERSUB CORP.

By:	/s/ Thomas M. Ryan
Name:	Thomas M. Ryan
Title:	President

CAREMARK RX, INC.

By:	/s/ Edwin M. Crawford
Name:	Edwin M. Crawford
Title:	Chairman, CEO and President